APPENDIX A

Dated as of August 8, 2019

List of Series and Classes of the Fund to which Agreement Applies

Fund	Shareclass	Symbol	Cusip
OnTrack Core Fund	Investor Class	OTRFX	00771F103
The Gold Bullion Strategy Fund	Investor Class	QGLDX	00771F202
Quantified Managed Bond Fund	Investor Class	QBDSX	00771F400
Quantified All-Cap Equity Fund	Investor Class	QACFX	00771F509
Quantified Market Leaders Fund	Investor Class	QMLFX	00771F608
Quantified Alternative Investment Fund	Investor Class	QALTX	00771F707
Spectrum Low Volatility Fund	Investor Class	SVARX	554905109
Quantified STF Fund	Investor Class	QSTFX	00771F749
Spectrum Advisors Preferred Fund	Investor Class	SAPEX	00771F798
Kensington Managed Income Fund	Institutional Class	KAMIX	00771F715
Hundredfold Select Alternative	Investor Class	HFSAX	66538A414

Acknowledged and Accepted:

For the Above Funds	ReFlow Fund, LLC
By ReFlow Services, LLC,
Its Manager

By: /s/ Brian S Humphrey	By: /s/ William White
Date: 8/8/19	Date: 8/8/2019

Name: Brian S Humphrey	Name: William White
Title: Trustee	Title: President and CEO